Exhibit 23.2

Consent of Estudio Muñiz, Ramirez, Perez-Taiman & Olaya Abogados

May 27, 2013

Graña y Montero S.A.A.

Av. Paseo de la República 4667

Surquillo, Lima 34 Peru

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of the opinions of Estudio Muñiz, Ramirez, Perez-Taiman & Olaya Abogados (the “Firm”) as Exhibits 5.1 and 8.2 to Graña y Montero S.A.A.’s registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and (ii) the reference to the Firm under “Description of Our Share Capital,” “Taxation” and “Enforcement of Judgments Against Foreign Persons” in the Registration Statement.

Sincerely,

Name: Andrés R. Kuan-Veng Title: Senior Partner